Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT NO. 16 (to Prospectus dated May 13, 2025)	Registration No. 333-268603
PROSPECTUS SUPPLEMENT NO. 16 (to Prospectus dated May 13, 2025)	Registration No. 333-280882
PROSPECTUS SUPPLEMENT NO. 16 (to Prospectus dated May 13, 2025)	Registration No. 333-275117

SCILEX HOLDING COMPANY

Up to 1,594,207 Shares of Common Stock
Up to 198,810 Shares of Common Stock Issuable Upon the Exercise of Warrants
Up to 1,402,955 Warrants

Up to 3,593,288 Shares of Common Stock

Up to 3,250,000 Shares of Common Stock offered by the Selling Securityholder

Up to 6,685,714 Shares of Common Stock

________________

This prospectus supplement updates and supplements: (i) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-268603) for which Post-Effective Amendment No. 3 was filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Post-deSPAC Prospectus”); (ii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-280882) for which Post-Effective Amendment No. 1 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Conversion Prospectus”); and (iii) the prospectus dated May 13, 2025, which forms a part of our registration statement on Form S-1 (No. 333-275117) for which Post-Effective Amendment No. 2 was filed with the SEC on May 7, 2025 and declared effective by the SEC on May 13, 2025 (the “Oramed Resale Prospectus” and together with the Post-deSPAC Prospectus and the Conversion Prospectus, the “Prospectuses”). This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 8-K, filed with the SEC on December 12, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On December 11, 2025, the last reported sales price per share of our Common Stock was $16.80. Our Public Warrants are listed on the Nasdaq Capital Market under the symbol “SCLXW.” On December 11, 2025, the closing sale price per warrant of our Public Warrants was $0.19.

On April 15, 2025, we effected a reverse stock split of our Common Stock at a ratio of 1-for-35 (the “Reverse Stock Split”). Unless otherwise noted, the share and per share information in the Prospectuses and this prospectus supplement reflects the effect of the Reverse Stock Split.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section titled “Risk Factors” beginning on page 23 of the Post-deSPAC Prospectus, page 23 of the Conversion Prospectus, and page 23 of the Oramed Resale Prospectus, as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectuses to read about factors you should consider before buying our securities.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectuses. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 12, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2025

_______________________

SCILEX HOLDING COMPANY
(Exact name of registrant as specified in its charter)
_______________________

Delaware (State or other jurisdiction of incorporation)	001-39852 (Commission File Number)	92-1062542 (IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303
(Address of principal executive offices, including zip code)

(650) 516-4310

Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

(Title of each class)	(Trading Symbol)	(Name of exchange on which registered)
Common Stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $402.50	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed, on December 1, 2025, Scilex Holding Company (the “Company”) entered into a Non-Recourse Loan and Securities Pledge Agreement (the “Loan Agreement”) with The St. James Bank & Trust Company Ltd., a corporation existing under the laws of the Bahamas (the “Lender”), pursuant to which the Lender agreed to loan the Company an aggregate principal amount of up to $50 million in one or more tranches (the “Loan”). Pursuant to the terms of the Loan Agreement, the Company agreed to pledge approximately 39.2 million shares of common stock of Datavault AI Inc. (“Datavault”) currently held by Scilex (the “Pledged Securities”) in favor of the Lender as security for the Company’s satisfaction of its obligations thereunder.

On December 8, 2025 the Company and the Lender entered into an amendment to the Loan Agreement (the “Loan Amendment”) pursuant to which the total aggregate principal amount available under the Loan Agreement was increased to $100 million. Additionally, the amount of Pledged Securities was increased to 85.8 million shares of common stock of Datavault. All other terms of the Loan Agreement will continue in full force and effect unamended.

The foregoing summary of the Loan Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Amendment, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above relating to the Loan Amendment is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Amendment to Non-Recourse Loan and Securities Pledge Agreement, dated December 8, 2025, by and between Scilex Holding Company and The St. James Bank & Trust Company Ltd.
104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

	By:	/s/ Henry Ji
	Name:	Henry Ji
Date: December 12, 2025	Title:	Chief Executive Officer & President

Exhibit 10.1

AMENDMENT TO

NON-RECOURSE LOAN AND SECURITIES PLEDGE AGREEMENT

This Amendment to Non-Recourse Loan and Securities Pledge Agreement (this “Amendment”) is made and effective as of December 8, 2025 between The St. James Bank and Trust Company Ltd. and Scilex Holding Company.

WHEREAS:

A.
the parties hereto are parties to a Non-Recourse Loan and Securities Pledge Agreement dated as of December 1, 2025 (the “Loan Agreement”); and

B.
the parties desire to enter into this Amendment to amend certain terms of the Loan Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

1.
Definitions. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.
2.
Amendment. Effective as of the date hereof:
(a)
the reference to “Fifty Million Dollars ($50,000,000)” in Section 2.l(a) of the Loan Agreement is hereby deleted and replaced with "One Hundred Million Dollars ($100,000,000)”; and
(b)
Section 2.2(a) of the Loan Agreement is hereby deleted in its entirety and replaced with:

“(a) As general and continuing security for the due, prompt and complete performance and satisfaction of the Obligations, with effect from the date hereof, the Borrower hereby mortgages, pledges, charges and grants to the Lender a security interest, as and by way of a fixed and specific mortgage, pledge, charge and security interest, to and in favour of the Lender, in an aggregate of 85,838,800 Listco Securities as referenced in Exhibit A, together with such other Listco Securities that become Pledged Securities hereunder. As a condition precedent to the advance of each Tranche hereunder, the Borrower agrees to procure Delivery to the Borrower Securities Account (or as the Lender may otherwise direct) of such number of Listco Securities as is set forth in any Funding Notification delivered to the Borrower as provided in Section 2.2(b) below (such Listco Securities so Delivered, together with all substitutions, additions and proceeds thereof, all dividends, interest, income, revenue, return of capital or other distributions made in respect thereof and all rights and claims of the Borrower in respect of the foregoing or evidenced thereby being, collectively, the “Pledged Securities”).

3.
Continuance of Loan Agreement. Except as amended hereby, the Loan Agreement shall continue in full force and effect unamended, in accordance with its terms, as modified by the terms of this Amendment.
4.
Governing Law. This Amendment shall be interpreted, construed and enforced according to the laws of Bermuda.

5.
Independent Legal Advice. The Borrower acknowledges that: (i) the Lender has recommended and encouraged the Borrower to obtain independent legal advice with respect to this Amendment and the transactions contemplated hereby; (ii) it has, in fact, been given an opportunity to obtain independent legal advice from counsel/advisors of its choosing; and (iii) if it has not obtained independent legal advice, despite having been encouraged and given the opportunity to do so, the Borrower explicitly waives the right to obtain such advice, and, in any event, the Borrower acknowledges that it has read and understood this Amendment, that it is signing this Amendment and the schedule freely and voluntarily and without duress or undue influence of any nature whatsoever.
6.
Counterparts. This Amendment may be: (i) executed in two or more counterparts, each of which counterparts when so executed and delivered shall be deemed to be an original, but all of which counterparts together shall constitute one and the same document; and/or (ii) transmitted by facsimile and/or internet device and that the reproduction of signatures by way of facsimile and/or PDF device will be treated as though such reproductions were executed originals and communication by such means will be legal and binding.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

THE ST. JAMES BANK & TRUST COMPANY LTD.

Per:	/s/ Bernard Kemp
	Name:	Bernard Kemp
	Title:	President

Per:	/s/ Dion Thompson
	Name:	Dion Thompson
	Title:	Vice President

SCILEX HOLDING COMPANY

Per:	/s/ Henry Ji
	Name:	Henry Ji
	Title:	CEO

Per:	/s/ Stephen Ma
Stephen Ma
CFO

Exhibit A

Tranche 1: maximum of 39,202,800 Listco Securities

Tranche 2: maximum of 46,636,000 Listco Securities